UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 22, 2006
Stanley-Martin Communities, LLC
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

333-130488 (Commission File Number)	03-0410135 (I.R.S. Employer Identification No.)

11111 Sunset Hills Road, Suite 200 (Address of Principal Executive Offices)	20190 (Zip Code)
(703) 964-5000
(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01. Material Definitive Agreement.
On September 20, 2006, our parent, Neighborhood Holdings, LLC, contributed to us all membership interests in Wildewood Residential, LLC for no consideration. We, in turn, contributed these interests to our direct subsidiary, Neighborhoods Capital, LLC.
In connection with the contribution, the previously reported Lot Purchase Agreement between Wildewood Residential, LLC and our indirect subsidiary, Wildewood Neighborhoods, LLC was terminated and the remaining deposit of approximately $887,750 was returned to Wildewood Neighborhoods, LLC. The Lot Purchase Agreement is further described on page 57 of our Prospectus dated April 20, 2006 under the heading “Certain Relationships and Related Transactions.”
Following the contribution, Wildewood Residential, LLC is expected to sell, construct and deliver single family homes and townhomes directly to third-party purchasers. Wildewood Residential, LLC owns approximately 700 single family and townhome lots. As a result of the contribution and the termination of the Lot Purchase Agreement, these 700 lots have been reclassified from lots under option to lots that we own. In addition, Wildewood Residential, LLC owns multi-family lots for approximately 568 multi-family units. These multi-family lots had not been subject to the Lot Purchase Agreement..
In addition, Wildewood Neighborhoods, LLC will continue to sell, construct and deliver single family homes and townhomes of approximately 150 lots it previously purchased from Wildewood Residential, LLC prior to September 20, 2006.
In connection with the contribution, we paid off an unrelated commercial lender of Wildewood Residential, LLC in the amount of approximately $6.5 million by drawing on our senior secured line of credit.
Wildewood Residential, LLC does not constitute a “significant subsidiary.” The financial statements to be included in our Form 10-Q for the quarter ended September 30, 2006 and subsequent filings will include the assets, liabilities and results of operations of Wildewood Residential, LLC.
Item 1.02. Termination of a Material Definitive Agreement.
See Item 1.01. Material Definitive Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANLEY-MARTIN COMMUNITIES, LLC
Date: September 22, 2006	By:	/s/ Michael I. Roman
Michael I. Roman
Chief Financial Officer